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                                                                   EXHIBIT 11.1

                                  REMEC, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                           Years Ended January 31,
                                    ------------------------------------

                                     1995           1996           1997
                                    ------         ------         ------
                                    (In Thousands Except Per Share Data)
Net income per share:
  Net income .....................  $2,987         $2,854         $5,728
                                    ------         ------         ------
Weighted average shares
  outstanding:
  Common stock ...................   6,171          6,143          9,583
  Effect of common stock
    equivalents...................      --             --             97
  Adjustments to reflect
    requirements of the
    Securities and Exchange
    Commission (Effect
    of SAB 83)....................      44             44             --
  Effect of assumed conversion
    of preferred shares from
    date of issuance .............   1,078          1,078             --
                                    ------         ------         ------
Shares used in per share
  calculation.....................   7,293          7,265          9,680
                                    ------         ------         ------
Net income per share .............  $  .41         $  .39         $  .59
                                    ======         ======         ======
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